For Immediate Release

SCHOLASTIC NAMES MAUREEN O’CONNELL EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER AND CHIEF FINANCIAL OFFICER

Newly Created CAO/CFO Position To Oversee Corporate Administrative Functions

New York, NY – January 17, 2007 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that Maureen O’Connell will become Executive Vice President, Chief Administrative Officer and Chief Financial Officer, effective January 22, 2007. In this newly created role, Ms. O’Connell will direct the company’s administrative functions, including Finance, Global Operations and IT, Human Resources, Strategic Planning and Business Development, and Legal. She will report to Scholastic Chairman, President and CEO, Richard Robinson.

In making the announcement, Mr. Robinson said, “Maureen O’Connell has a strong reputation as a hands-on business operator who is an excellent partner, colleague and manager. She is not only extremely well qualified to run the administrative side of Scholastic, but she is also passionate about the publishing, book distribution and direct marketing businesses. With her support on the administrative side of the business, I will be able to devote more of my time and energy to our book, education, media, Internet and direct marketing businesses around the world.”

Scholastic also announced that Mary Winston, Executive Vice President and Chief Financial Officer and Peter Watts, Senior Vice President, Human Resources, are resigning from the company.

Mr. Robinson said, “I am grateful to Mary Winston for her strong contribution to Scholastic in the three years she has been CFO. Under her direction, the company has improved operating margins, produced more free cash flow, strengthened asset management and reduced costs. She has also been an excellent advocate for Scholastic and has worked well with the Board and senior management of the company to strengthen our businesses. When I told her of my plan to appoint a Chief Administrative Officer, she told me she would prefer to pursue her career in finance and would seek other opportunities outside of Scholastic.”

Peter Watts is leaving Scholastic to become EVP, Human Resources of a pharmaceutical company located closer to his home in central New Jersey so he can work nearer his family and be more fully involved with the growth and development of his three children. Robinson added, “In his year at Scholastic, Peter strengthened the management of Human Resources, reduced costs and improved efficiencies while innovating important services. We are grateful for the improvements he has brought to the company and support his choice to spend more time with his family by working closer to home.”

Maureen O’Connell joins Scholastic with a strong background in finance and operations primarily in the publishing and direct marketing businesses. She served as CFO of Barnes & Noble from 2000 to 2002 before joining Gartner Inc., a leading technology research and advisory firm, where as CFO/CAO and later as President and COO, she was responsible for global administrative and financial functions and all business performance, including sales, marketing and operations. Most recently, O’Connell was CFO of Affinion Group, Inc., a $1.3 billion direct marketing firm.

O’Connell began her career in public accounting and moved to publishing as Director of Accounting at Primedia. She soon became the head of finance with operating responsibilities at Newfield Publications, a subsidiary which included the Weekly Reader continuity business and later became CFO of subsidiary Newbridge Communications, which ran professional book clubs, including teacher clubs and supplemental educational publishing. After eight years, she moved to Bertelsmann Music Group in the direct marketing area. She later became CFO of Publishers Clearing House.

“Joining Scholastic in this important position and at a dynamic time for growth and change in the publishing, education and media industries gives me the opportunity to apply all of my experience to the work of a company that I have long admired,” said Maureen O’Connell. “I am proud to be part of Dick’s team and proud to support the mission of Scholastic – helping children around the world to read and learn.”

Since 2002, Maureen O’Connell has served on the Board of Directors of Beazer Homes USA, a NYSE listed Company, and until last November, was Chair of that Board’s Audit Committee. She resides in Greenwich, CT with her husband and three children.

Contact:	Kyle Good
Scholastic
212-343-4563 or kgood@scholastic.com

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company’s Internet site, scholastic.com.